Exhibit 99

April 25, 2006

Via Facsimile and Overnight Delivery

Anthony R. Campbell

General Partner

Knott Partners Management, LLC

485 Underhill Boulevard, Suite 205

Syosset, New York 11791

Dear Tony,

We are in receipt of your letter dated April 19, 2006. We take our shareholders’ views seriously and appreciate your opinions.

As I have told you previously, we are committed to follow-up on every call we receive from any and all companies or organizations who express interest in a collaboration or alliance with Nabi Biopharmaceuticals. Your letter stated that we have previously ignored phone calls from major companies seeking to buy Nabi Biopharmaceuticals. To my knowledge that statement is factually inaccurate. As you are also aware, it is not our practice to discuss potential transactions or rumors about transactions. However, I believe it is important to correct the record in this particular instance. Our Board takes its fiduciary duties to all of our shareholders seriously and we are always open to considering ideas that would enhance shareholder value.

Please note that we undertake no further obligation to update you or any of our other shareholders on the matters discussed in this letter.

Thank you for your interest in our company.

Sincerely,

/s/ Thomas H. McLain

Thomas H. McLain